Exhibit 99.1

Contacts:

Investors:

Emily Faucette

Genomic Health

650-569-2824

investors@genomichealth.com

Media:

Victoria Steiner

Genomic Health

650-569-2499

media@genomichealth.com

Genomic Health Announces Third Quarter 2014 Financial Results and Reports Continued Growth in U.S. Invasive Breast Cancer Business

9% Increase in Test Volume; 5% Increase in Total Revenue

CMS Announces Gapfill Pricing Methodology for Oncotype DX® Breast Cancer Test’s Unique CPT Code

Positive Ductal Carcinoma In Situ (DCIS) Clinical Validation Study Accepted for Oral Presentation at 2014 CTRC-AACR San Antonio Breast Cancer Symposium

 Two Clinical Studies Using NGS-based Proprietary Liquid Biopsy Platform to Detect Presence of Breast and Bladder Cancers to be Presented at Upcoming Medical Meetings

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif., November 4, 2014 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended September 30, 2014.

Product revenue was $69.1 million in the third quarter of 2014, compared with $65.7 million for the third quarter of 2013, an increase of 5 percent.  There was no contract revenue in either period.

International product revenue grew by 12 percent to $11.3 million compared to the same period last year and represented 16 percent of product revenue in the third quarter of 2014.

Net loss in the third quarter of 2014 was $6.3 million, compared with net income of $0.5 million in the third quarter of 2013.  Basic and diluted net loss per share was $0.20 for the third quarter of 2014, compared with a basic and diluted net income per share of $0.02 for the same period in 2013.

“In the third quarter, we again delivered test and revenue growth in our U.S. invasive breast cancer business, as well as double digit international growth and triple digit prostate test volume increases,” said Kim Popovits, Chairman of the Board, Chief Executive Officer and President of Genomic Health. “We also achieved important, positive milestones in both prostate cancer and breast cancer that we believe will drive reimbursement and further adoption of our tests.  Additionally, we look forward to presenting results from the first studies of our NGS-based proprietary liquid biopsy platform at two upcoming medical meetings in December demonstrating significant progress with this important pipeline program.”

Additional Third Quarter 2014 and Nine Months Ended September 30, 2014 Financial Results

Total operating expenses for the third quarter of 2014 were $74.9 million, compared with total operating expenses for the comparable period in 2013 of $65.5 million.

Product revenue for the nine months ended September 30, 2014 was $206.6 million, compared with $192.1 million for the nine months ended September 30, 2013, an increase of 8 percent.   Total revenue for the nine months ended September 30, 2014 was $206.6 million, compared to $192.8 million for the comparable period in 2013.

Net loss was $18.3 million for the nine months ended September 30, 2014, compared with a net loss of $3.4 million for the nine months ended September 30, 2013.

Cash and cash equivalents and short-term investments at September 30, 2014 were $104.7 million, compared with $105.4 million at December 31, 2013.

In the third quarter, more than 23,700 Oncotype DX® test results were delivered, an increase of 9 percent, compared with more than 21,790 test results delivered in the same period in 2013. International tests delivered grew 17 percent compared to last year and represented approximately 20 percent of total test volume in the quarter.  Prostate tests more than doubled compared to the prior year and represented approximately 6 percent of total test volume in the quarter.

“While we are pleased to see the continued strength of our U.S. invasive breast cancer business, third quarter test volume was impacted by seasonality and slower growth, primarily in Western Europe,” said Brad Cole, Chief Operating Officer and Chief Financial Officer of Genomic Health.  “We expect revenue and net income to be within our 2014 guidance and test volume to be just below guidance.”

Recent Business Highlights:

Oncotype DX Commercial Progress

•                  Centers for Medicare & Medicaid Services (CMS) announced its pricing methodology recommendation to use “gapfill” to price the Oncotype DX breast cancer test’s unique CPT code through local Medicare Administrative Contractors (MACs) who have historically covered and consistently reimbursed the test.

•                  The National Comprehensive Cancer Network (NCCN) updated its prostate cancer clinical practice guidelines to include Oncotype DX as an option for physicians to consider when determining treatment for men with localized prostate cancer, referencing both adverse pathology and biochemical recurrence endpoints as clinically meaningful outcomes.

•                  Launched the Your Prostate Your Decision campaign in partnership with Men’s Health Network (MHN), Prostate Health Education Network (PHEN), ZERO - the End of Prostate Cancer and Joe Torre, baseball legend and prostate cancer survivor, to encourage men to seek genomic testing, like Oncotype DX, to enable more confident treatment decisions and avoid life-altering side effects.

•                  Expanded Medicaid coverage for the Oncotype DX breast cancer test, bringing coverage to more than 40 million Medicaid patients in 35 states.

Pipeline, Presentations and Publications

•                  Presented strongly positive results at the European Society for Medical Oncology (ESMO) 2014 Congress from an additional independent clinical validation study of the Oncotype DX prostate cancer test that reconfirmed the biopsy-based test’s Genomic Prostate Score (GPS) as a predictor of adverse pathology at surgery and, for the first time, validated GPS as a strong independent predictor of a rise in prostate-specific antigen (PSA) following surgery (biochemical recurrence).

•                  Also presented at ESMO were data highlighting further evidence of the practice-changing impact of the Oncotype DX test in breast cancer and the consistent importance of assessing multiple, disease relevant, biological pathways to predict tumor behavior.

•                  Received acceptance from the Society of Urologic Oncology (SUO) to present additional data from the latest clinical validation study of the Oncotype DX prostate cancer test, as well as results from the first prostate cancer decision impact study at its upcoming annual meeting December 3-5.

•                  Received acceptance to present five studies at the 2014 CTRC-AACR San Antonio Breast Cancer Symposium (SABCS) including an oral presentation of positive results from the second large, independent clinical validation study of Oncotype DX in DCIS breast cancer on December 12.

•                  Received acceptance from SABCS and SUO to present results from the first clinical studies using the company’s next-generation sequencing (NGS) based proprietary liquid biopsy platform to detect the presence of breast and bladder cancers, respectively.

•                  In Germany, researchers at the Women’s Healthcare Study Group (WSG) presented early results from the first, large prospective study using Oncotype DX to stratify treatment for more than 3,000 patients with nearly three-year follow-up, indicating very high survival rates and low recurrence rates in patients with low Recurrence Score® results.

•                  PharmacoEconomics published positive results from a health economic analysis suggesting that the use of the Oncotype DX colon cancer test may result in a significant reduction in direct medical costs and improve patient quality of life by helping patients avoid side effects of unnecessary treatment.

•                  BMC Health Services Research published positive results from a cost effectiveness analysis demonstrating that the Oncotype DX breast cancer test is projected to be cost-effective in Japan.

Conference Call Details

To access the live conference call today, November 4 at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1(224) 357-2389 internationally.  The conference ID is 15552266.  Please dial in approximately ten minutes prior to the start of the call.  To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is the world’s leading provider of genomic-based diagnostic tests that address both the overtreatment and optimal treatment of early stage cancer, one of the greatest issues in healthcare today. The company is applying its world-class scientific and commercial expertise and infrastructure to lead the translation of massive amounts of genomic data into clinically-actionable results for treatment planning throughout the cancer patient’s journey, from screening and surveillance, through diagnosis, treatment selection and monitoring.  Genomic Health’s lead product, the Oncotype DX® breast cancer test, has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in invasive breast cancer and has been shown to predict the likelihood of recurrence in ductal carcinoma in situ (DCIS).  In addition to this widely adopted test, Genomic Health provides the Oncotype DX colon cancer test, the first multi-gene expression test developed for the assessment of risk of recurrence in patients with stage II and stage III disease, and the Oncotype DX prostate cancer test, which predicts disease aggressiveness in men with low risk disease. As of September 30, 2014, more than 19,000 physicians in over 70 countries had ordered more than 485,000 Oncotype DX tests.  The company is based in Redwood City, California with European headquarters in Geneva, Switzerland. For more information, please visit, www.GenomicHealth.com and follow the company on Twitter: @GenomicHealth. To learn more about OncotypeDX tests, visit: www.OncotypeDX.com, www.mybreastcancertreatment.org and www.myprostatecancertreatment.org.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s belief that positive study results will drive further reimbursement and adoption of its prostate cancer and breast cancer tests; the company’s expectations regarding reporting study results; the company’s beliefs regarding its liquid biopsy platform; the company’s intent to continue its investments in DCIS, prostate cancer and international markets; the company’s expectations regarding full year 2014 results; the attributes and focus of the company’s product pipeline; the applicability of clinical study results to actual outcomes; the company’s beliefs regarding the benefits and attributes of its tests; the ability of any potential tests the company may develop to optimize cancer treatment; and the ability of the company to develop and commercialize additional tests in the future. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the risks and uncertainties associated with the regulation of the company’s tests; the results of clinical studies and their impact on reimbursement and adoption; the applicability of clinical study results to actual outcomes; the company’s ability to develop and commercialize new tests and expand into new markets domestically and internationally; the risk that the company may not obtain or maintain sufficient levels of reimbursement, domestically or abroad, for its existing tests and any future tests it may develop; the risks of competition; unanticipated costs or delays in research and development efforts; the company’s ability to obtain capital when needed and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly  Report on Form 10-Q for the quarter ended June 30, 2014. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score, and DCIS Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

# # #

GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
REVENUES:
Product revenues	$69,101	$65,732	$206,580	$192,132
Contract revenues	—	258	—	644
Total revenues	69,101	65,990	206,580	192,776

OPERATING EXPENSES (1):
Cost of product revenues	11,979	10,781	36,241	31,285
Research and development	14,742	14,726	42,718	42,189
Selling and marketing	33,208	26,013	100,511	81,587
General and administrative	15,007	14,007	44,750	41,052
Total operating expenses	74,936	65,527	224,220	196,113

Income (loss) from operations	(5,835)	463	(17,640)	(3,337)
Interest income	47	52	144	174
Other income (expense), net	(345)	89	(537)	(2)
Income (loss) before income taxes	(6,133)	604	(18,033)	(3,165)

Income tax expense	129	116	292	223
Net income (loss)	$(6,262)	$488	$(18,325)	$(3,388)
Basic net income (loss) per share	$(0.20)	$0.02	$(0.58)	$(0.11)
Diluted net income (loss) per share	$(0.20)	$0.02	$(0.58)	$(0.11)
Shares used in computing basic net income (loss) per share	31,590	30,661	31,339	30,368

Shares used in computing diluted net income (loss) per share	31,590	32,324	31,339	30,368

(1)         Included in operating expenses for the third quarter of 2014 were non-cash charges of $5.7 million, including $4.0 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2013 of $6.0 million, including $4.4 million of stock-based compensation expense and $1.6 million of depreciation and amortization expenses.

(2)         Included in operating expenses for the nine months ended September 30, 2014 were non-cash charges of $17.8 million, including $12.6 million of stock-based compensation expense and $5.2 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2013 of $17.6 million, including $12.8 million of stock-based compensation expense and $4.8 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of September 30, 2014	As of December 31, 2013
	(Unaudited)

Cash and cash equivalents	$37,238	$33,279
Short-term marketable securities	67,452	72,071
Accounts receivable, net	30,967	29,446
Prepaid expenses and other current assets	9,551	10,196
Total current assets	145,208	144,992

Property and equipment, net	18,099	18,290
Other assets	16,038	13,752
Total assets	$179,345	$177,034

Accounts payable	$5,895	$5,160
Accrued expenses and other current liabilities	27,503	24,086
Deferred revenues	189	586
Other liabilities	2,130	2,221
Stockholders’ equity	143,628	144,981
Total liabilities and stockholders’ equity	$179,345	$177,034

The condensed consolidated balance sheet at December 31, 2013 has been derived from the audited consolidated financial statements at that date included in the company’s Form 10-K for the year ended December 31, 2013.